Exhibit 10.45

ORDINANCE NO. 019648

AN ORDINANCE AUTHORIZING THE CITY MANAGER TO SIGN A CONTRACT OF SALE WITH NOTES LIVE INC, A COLORADO CORPORATION, FOR THE SALE OF APPROXIMATELY 17 ACRES OF PROPERTY LOCATED AT THE NORTHEAST CORNER OF COHEN AVENUE AND GATEWAY BOULEVARD NORTH, EL PASO, TX 79924, LEGALLY DESCRIBED AS A PORTION OF BLOCK 7, CASTNER RANGE SUBDIVISION NO. 1, CITY OF EL PASO, EL PASO COUNTY, TEXAS.

WHEREAS, the City of El Paso (“City”) is a municipal corporation organized and existing under the laws of the State of Texas and is the owner of approximately 17 acres of real property situated in Block 7, Castner Range Subdivision No. 1, City of El Paso, El Paso County, Texas (the “Property”); and

WHEREAS, the City entered into a Chapter 380 Economic Development Program Agreement (the “380 Agreement”) with Notes Live Inc., a Colorado Corporation (“Company”) on or about the 4th day of June, 2024 in order to facilitate the construction of a 12,500-seat outdoor live entertainment venue, which will revitalize the Cohen Entertainment District, create a new tourism opportunity both regionally and internationally, and provide direct and indirect benefits to the El Paso community, and;

WHEREAS, Section 253.0125 of the Texas Local Government Code (the “Code”) authorizes a municipality that has entered into an economic development agreement with an entity, as authorized by Chapter 380 of the Code, to transfer to that entity real property or interest in real property for consideration; and

WHEREAS, such consideration must be provided in the form of an agreement between the parties that requires the entity to use the property in a manner that primarily promotes a public purpose of the municipality relating to economic development (the “Contract of Sale”); and further requires that the Contract of Sale include provisions under which the municipality is granted sufficient control to ensure that the public purpose is accomplished and the municipality receives the return benefit; and

WHEREAS, the City Council has found that the conveyance of the City’s Property to the Company is in the public interest because it will revitalize the Cohen Entertainment District, create a new tourism opportunity both regionally and internationally, provide direct and indirect benefits to the El Paso community, while also diversifying and expanding the local tax base and creating quality job opportunities; and

WHEREAS, the Contract of Sale and related Chapter 380 Agreement between the City and Company provide provisions under with the City is granted sufficient control to ensure that the public purpose relating to economic development is accomplished as a result of the conveyance; and

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

THEREFORE, BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF EL PASO:

That the City Manager is authorized to sign, on behalf of the City of El Paso, the Contract of Sale between the City and Company, for the sale of approximately 17 acres of real property situated in Block 7, Castner Range Subdivision No. 1, City of El Paso, El Paso County, Texas; and that the City Manager is further authorized to sign all documents necessary to effectuate this transaction, as approved by the City Attorney’s Office.

PASSED AND ADOPTED on this ___________ day of _____________, 2024.

THE CITY OF EL PASO:

Oscar Leeser
Mayor

ATTEST:

Laura D. Prine
City Clerk

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

Juan S. Gonzalez	Karina Brasgalla, Interim Director
Senior Assistant City Attorney	Economic & International Development

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PURCHASE AND SALE AGREEMENT

[*17+/- *] Acres, Cohen Entertainment Center — El Paso, Texas

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), made and entered into as of the _________ day ____________ 2024 (the “Effective Date”), by and between THE CITY OF EL PASO, a political subdivision of the State of Texas (“Seller”), and NOTES LIVE, INC., a Colorado corporation (“Purchaser”).

WITNESSETH:

FOR AND IN CONSIDERATION of Ten Dollars ($10.00), in hand paid, and other good and valuable consideration, including without limitation, the parties’ respective covenants and undertakings set forth in that certain Chapter 380 Economic Development Program AGREEMENT dated of even date herewith (the “380 Agreement”), the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and covenant as follows:

1. PURCHASE AND SALE. Upon all the terms and conditions hereinafter set forth, Seller convey to Purchaser: (a) all that tract or parcel of land lying and being in El Paso County, city of El Paso, Texas, the same containing approximately 17 acres and being more particularly described on Exhibit “A”, attached hereto and by this reference made a part hereof, together with all rights, easements, appurtenances and hereditaments thereunto belonging; and (b) a leasehold interest in certain parking facilities sufficient to accommodate not fewer than 3,600 vehicles within a one mile radius in connection with events to be conducted on the Property by Purchaser (collectively, the “Property”) subject to a final Traffic Impact Analysis and Parking Study and approval by Operator. Said leasehold interests shall be conveyed at Closing pursuant to a lease agreement (the “Lease”) to be negotiated as to form by Seller and Purchaser prior to expiration of the Inspection Period (defined below). The Lease and the parking rights granted thereunder shall survive any termination of the 380 Agreement and shall have a term of 99 years.

2. CONSIDERATION. The consideration for the Property shall be the covenants and undertakings of Purchaser set forth herein and in the 380 Agreement, all of which Seller hereby acknowledges are of substantial and material benefit to Seller.

3. SURVEY. Prior to expiration of the Inspection Period (as defined below), Purchaser shall have the right, at Purchaser’s expense, to cause an accurate survey to be made of the Property by a surveyor registered and licensed as such under the laws of the State of Texas. The legal description derived from said survey shall be the legal description used to describe the Property on the conveyance deed.

4. TITLE. Seller shall furnish marketable and insurable title to the Property (“insurable” as used herein is defined to mean title which is insurable by a Texas licensed title company at its standard rates without exception, other than those exceptions acceptable to Purchaser). Purchaser shall examine title to the Property and, no later than (15) days prior to the expiration of the Inspection Period, furnish Seller with a written statement of any objections to Seller’s title. If Seller shall fail to cure such legal objections within five (5) days prior to Closing, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller, and upon any such termination the 380 Agreement also shall be deemed automatically terminated without additional action required of each party, and thereafter neither party shall have any further rights or obligations under this Agreement or under the 380 Agreement except as to those rights and obligations that expressly survive termination. Notwithstanding anything herein to the contrary, Purchaser and Seller agree that the Special Warranty Deed delivered to Purchaser at Closing, as set forth in Section 5 below, shall include the following two (2) restrictive covenants (the “Restrictive Covenants”): (a) the Property shall be used exclusively as an entertainment venue as contemplated in the 380 Agreement; and (b) in the event Seller elects to terminate the 380 Agreement in accordance with terms thereof following a Purchaser default thereunder, Purchaser, within thirty (30) days following such termination, shall either (i) reconvey the Property to Seller or (ii) pay to Seller, in cash, the sum of $5,091,075 (said amount to be adjusted following receipt of the final survey to equal: (x) the total square feet within the Property multiplied by (y) $7.41.)

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5. CLOSING. Purchaser and Seller shall consummate and close the sale contemplated by this Agreement (the “Closing”) on or before the date forty-five (45) days following expiration of the Inspection Period.

At Closing hereunder, Seller shall convey the Property to Purchaser by Special Warranty Deed, which deed shall be in a form recordable in the county in which the Property is located. Seller shall also deliver to Purchaser at Closing a lease conveying to Purchaser the parking rights set forth in Section 1(b) above in reasonable form and substance to be negotiated in good faith by the parties prior to expiration of the Inspection Period (the “Parking Lease”) and such other documents (including without limitation a standard title affidavit) as may be required by Purchaser’s title insurer to cause such insurer to issue in favor of Purchaser a standard ALTA Owner’s Policy of Title Insurance containing no exceptions other than those accepted by Purchaser (but expressly including the Restrictive Covenants).

6. INSPECTION. Commencing upon the date of this Agreement and extending through the date sixty (60) days following the Effective Date (the “Inspection Period”), Purchaser shall have the right to enter the Property personally or through agents, employees and contractors for the purpose of making boundary line and topographical surveys of same, making soil tests thereon and in general conducting tests, analyses and investigations of the Property. Purchaser hereby agrees to indemnify and save Seller harmless from any claim or liability that may arise against Seller by reason of such surveys, tests, analyses and investigations. Purchaser further agrees that any test performed or work done shall not unreasonably disturb the Property from its present condition.

7. CONDITION OF PROPERTY. Commencing upon the date of this Agreement and extending through Closing hereunder, the Property and title to the Property shall remain in the same condition as on the date hereof, except, however, for natural wear and tear. Seller shall not alter either the condition of the Property or the status of the title to the Property without the prior written consent of Purchaser.

8. PURCHASER’S DEFAULT. If the sale and purchase is not consummated because of Purchaser’s default, then Seller shall have as its exclusive remedy the right to terminate this Agreement upon written notice to Purchaser.

9. SELLER’S DEFAULT. If the purchase of the Property is not consummated in accordance with the terms and conditions of this Agreement on account of default or breach by Seller, Purchaser may thereafter avail itself of all remedies available at law or in equity including, without limitation, the right to specific performance of this Agreement.

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10. CONDITIONS PRECEDENT. The Purchaser’s obligation to close hereunder is expressly conditional and contingent upon Purchaser’s successful testing and inspection of the Property. Purchaser’s inspections are solely for the benefit of Purchaser and may be relied upon or waived by Purchaser at its sole option. In the event that Purchaser determines, on or before the expiration of the Inspection Period, that its tests are not acceptable to Purchaser in its sole discretion, then, Purchaser shall have the right to terminate this Agreement upon written notice to Seller, and upon such termination, the 380 Agreement shall be automatically terminated. Upon any such termination, neither party shall have any further rights or obligations hereunder or under the 380 Agreement, except only as to those rights and obligations that expressly survive termination.

11. EMINENT DOMAIN. If, after the date hereof and prior to Closing, Seller receives notice of the commencement or threatened commencement of any eminent domain, condemnation, or other like proceeding against the Property or any portion thereof, Seller shall immediately notify Purchaser, and Purchaser shall elect, by written notice to Seller at any time prior to Closing, either (i) not to close the transaction contemplated hereby, or (ii) to close the transaction contemplated hereby in accordance with its terms, but subject to such proceedings, in which event the Purchase Price shall not be reduced and Seller shall assign to Purchaser all of Seller’s rights in and to any condemnation award or proceeds.

12. NOTICE. Any notice required or permitted to be given hereunder shall be sufficient if in writing and delivered in person, by overnight courier, or by email transmission to the party being given such notice at the following addresses:

Seller:	City of El Paso Attn: City Manager PO Box 1890 El Paso, Texas 79950-1890 Email: CMO@elpasotexas.gov

Copy to:	City of El Paso Attn: Economic Development PO Box 1890 El Paso, Texas 79950-1890 Email: ED@elpasotexas.gov

Purchaser:	Notes Live, Inc. 1755 Telstar Drive, Suite 501 Colorado Springs, Colorado 80920 Attention: Mr. Bob Mudd Email: bmudd@noteslive.vip

Any party may change said address by giving the other parties hereto notice of such change of address. Notice given as hereinabove provided shall be deemed given at the time of personal delivery or completed email transmission, as the case may be.

13. ENVIRONMENTAL TESTS. At any time prior to Closing, Purchaser may conduct such environmental tests at its expense as it may desire on and about the Property. Seller will give Purchaser reasonable access to the Property during normal business hours in order to conduct such tests.

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14. ASSIGNMENT. Purchaser shall have the right to assign this agreement, without Seller’s consent, to any party controlled by, or under common control with, Purchaser. Purchaser may not otherwise assign this Agreement without the written consent of Seller, which consent may be granted or denied in Seller’s sole discretion.

15. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement constitutes the entire agreement between the parties hereto, and no modification hereof shall be binding unless set forth in a writing signed by Seller and Purchaser. Purchaser shall have the right to assign this Agreement either in whole or in part, subject to the provisions of paragraph 14. The paragraph titles are inserted herein only as a matter of convenience and reference and in no way define, limit or describe the scope or intent of this Agreement nor in any way affect this Agreement. The laws of the State in which the Property is located shall govern the interpretation, validity and enforcement of this Agreement, and if any provision herein shall be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Time is of the essence of this Agreement.

IN WITNESS -WHEREOF, the undersigned parties have set their hands under seal from and after the date and year of the full execution thereof.

PURCHASER:

NOTES LIVE, INC,

a Colorado corporation

By:

Name:

Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

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SELLER:

THE CITY OF EL PASO,
a Texas home rule municipal corporation

Cary Westin
City Manager

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

Oscar Gomez for Juan S. Gonzalez	Karina Brasgalla, Interim Director
Senior Assistant City Attorney	Economic & International Development

[END OF SIGNATURES]

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EXHIBIT “A”

LEGAL DESCRIPTION

Portion of Block 7, Castner Range Subdivision No. 1, El Paso County, Texas

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